                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             VIRTUALFUND.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            [LOGO] VirtualFund.com


                              7090 Shady Oak Road
                         Eden Prairie, Minnesota 55344

                           NOTICE OF ANNUAL MEETING



To the Shareholders of VirtualFund.com, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of VirtualFund.com, Inc. (the "Company") will be held at 4:00 p.m. on Tuesday, June 27, 2000 at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota, for the following purposes:

1. Elect two directors to serve for a three-year term, confirm the Board's appointment of one director to fill a vacancy for a two-year term, and confirm the Board's appointment of one director to fill a vacancy for a one-year term or until their successors have been duly elected and qualified.

2.   Any other matters of business which may properly come before the meeting.

The Board of Directors has fixed the close of business on May 12, 2000 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

We encourage you to take part in the affairs of the Company either in person or by executing and returning the enclosed proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Melvin Masters
                              Melvin Masters
June 1, 2000                  Chief Executive Officer



 If you are unable to attend this meeting, you are urged to date and sign the enclosed Proxy and return it in the postage-paid envelope enclosed herewith for your convenience, or to vote by phone or on the Internet as described in this document and on the proxy form.

To our Shareholders:

Please come to our 1999 Annual Meeting. The Annual Meeting will be held on Tuesday, June 27, 2000 at 4:00 p.m. at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota.

This proxy statement describes the matters that management of VirtualFund.com, Inc. intend to present to the Shareholders at the Annual Meeting. Accompanying this proxy statement is VirtualFund.com, Inc. report on Form 10-K for fiscal 1999 and a form of proxy. These proxy materials are first being sent to Shareholders on or about June 1, 2000.

This year, to make it easier for you to vote, we have arranged for you to deliver your proxy by mail, telephone or through the Internet. If you vote through the Internet this year, you can choose to receive next year's proxy materials on-line rather than in the mail. You can change your vote at any time before the Annual Meeting, or you can revoke your proxy and vote at the Annual Meeting in person. Instructions for voting are included in this proxy statement.

I look forward to seeing you at the Annual Meeting.

Melvin Masters,
Chief Executive Officer



                                PROXY STATEMENT

The Annual Meeting of Shareholders of VirtualFund.com, Inc. (the "Company") will be held at 4:00 p.m. on Tuesday, June 27, 2000 at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota. This proxy statement and the accompanying materials are being sent to Shareholders of the Company as part of a solicitation for proxies for use at the 1999 Annual Meeting of Shareholders. The solicitation for proxies is being made by management of the Company. By delivering the enclosed proxy card, you will appoint Melvin Masters and Timothy
N. Thurn as your agents and proxies to vote your shares of common stock at the Annual Meeting. In this proxy statement, "proxy holders" refers to Mr. Masters and Mr. Thurn in their capacity as your agents and proxies.

The accompanying form of proxy for use at the meeting and any adjournments thereof is solicited by the Board of Directors of the Company and may be revoked by written notice to the Chief Executive Officer of the Company at any time prior to its exercise, by voting in person at the meeting, or by giving a later dated proxy to the Chief Executive of the Company at any time before voting. Shares represented by a proxy will be voted in the manner directed by the holder of such shares, and if no direction is provided, the proxy will vote in favor of the nominated directors, for the proposals set forth in the Notice of Meeting.

If your shares are held by a broker, a proxy card has been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions directing the broker how to vote your shares. Unless your broker appoints you as its proxy, you will have no right to vote shares in person at the meeting. If you do not give your broker instructions or discretionary authority to vote your shares on one or more of the proposals, but your broker returns the proxy card indicating such lack of authority, your shares will be "broker non-votes" with respect to the proposals for which the broker does not have authority to vote. Broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as shares entitled to vote. As a result, broker non-votes will have no effect on whether the proposals presented to the meeting are passed. Abstention from any proposal set forth in the Notice of Meeting is treated as a vote against such proposal.

All expenses in connection with the solicitation of this proxy will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telegraph or personal calls.

                     DELIVERY AND REVOCABILITY OF PROXIES


This year, you may vote your shares by delivering a proxy in one of the following ways:

     . BY MAIL. You may mark the enclosed proxy card and mail it in the enclosed postage-prepaid envelope.
     . BY TELEPHONE. You may call from the United States toll free - 1-800-240-6326. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your 3-digit Company number and your 7-digit Control Number which is located on the proxy card. Follow the simple instructions the Voice provides you.
     . BY INTERNET. You may access the website http://www.eproxy.com/vfnd/. You will need to enter your Control Number and then follow the prompts.

If you deliver your proxy by telephone or electronically, please do not mail the enclosed proxy card. If you deliver your proxy and change your mind before the Annual Meeting, you may revoke your proxy by delivering notice that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the Annual Meeting, you must revoke it before the Annual Meeting begins. Attending the meeting will not automatically revoke your previously delivered proxy.

The Internet voting procedure is designed to authenticate Shareholders' identities and to allow Shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the Shareholder.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS


Only the holders of the Company's common stock whose names appear of record on the Company's books at the close of business on May 12, 2000 are entitled to vote at the Annual Meeting. At the close of business on May 12, 2000, the Company had 17,083,856 shares of common stock ("Common Stock") and 588,758 shares of convertible preferred stock ("Preferred Stock") outstanding and entitled to vote. Each share of such Common Stock and Preferred Stock entitles the holder thereof to one vote upon each matter to be voted upon.

The following table sets forth, as of May 12, 2000, certain information with respect to beneficial share ownership by the directors individually; by all persons known to management to own more than 5% of the Company's outstanding Common Stock or Preferred Stock, individually; by each executive officer included in the Summary Compensation table, below, and by all officers and directors as a group. Except as otherwise indicated, the Shareholders listed below have sole investment and voting power with respect to their shares.

                                                    Number of Beneficially          Percent of Shares
        Name of Beneficial Owner                         Owned Shares                  Outstanding
        ------------------------                    ----------------------          -----------------

Melvin L. Masters (1)                                     3,419,607                       17.2%
3213 South Duluth Avenue
Sioux Falls, SD 57105

Sihl-Zurich Paper Mill on Sihl, AG (2)                    2,742,858                       14.4%
Giesshubel Strasse 15
CH 8046
Zurich, Switzerland

Stephen Fisher (3)                                          503,758                        2.9%

Robert J. Wenzel (4)                                        404,300                        2.2%

Darris McCord                                               300,000                        1.7%

Tim Thurn (5)                                                79,149                          *

Danny J. Vatland (6)                                        146,650                          *

Roger Wikner (7)                                             25,000                          *

Tim Duoos                                                     2,000                          *

Ed Adams                                                          -                          *

All officers and directors as a group (9 persons) (8)     4,880,464                       23.8%

   * Less than 1%


(1) Includes 100,000 warrants owned by Mr. Masters directly. This also includes 720,368 shares and warrants to purchase 1,392,239 shares owned by TimeMasters, Inc. ("TMI"), a corporation owned by Mr. Masters; 70,000 shares and warrants to purchase 200,000 shares owned by Jessica Lee Tran-Masters, Mr. Masters' spouse; and 88,000 shares and warrants to purchase 500,000 shares owned by Masters Trust I, a trust for the benefit of Mr. Masters' children. Mr. Masters disclaims beneficial ownership of the shares owned by Ms. Tran-Masters and Masters Trust I.

(2)  Includes warrants to purchase 1,371,429 shares.

(3) Includes 488,758 shares of convertible voting Preferred Stock issued to Mr. Fisher in the Company's acquisition of TEAM Technologies, Inc. in December 1998 and 15,000 shares issuable to Mr. Fisher under options which are exercisable or will become exercisable within 60 days. The Preferred shares have been automatically converted to Common stock by the Board of Directors and are in the process of being reissued as common stock.

(4) Includes 92,500 shares issuable to Mr. Wenzel under options which are exercisable or will become exercisable within 60 days and warrants to purchase 300,000 shares of stock. Also includes shares held as trustee for four education trusts for which Mr. Wenzel serves as trustee.

(5) Includes 25,150 shares issuable to Mr. Thurn under options which are exercisable or will become exercisable within 60 days.

(6) Includes 146,650 shares issuable to Mr. Vatland under options which are exercisable or will become exercisable within 60 days.

(7) Includes 25,000 shares issuable under options which are exercisable or will become exercisable within 60 days.

(8) Includes 304,300 shares issuable under options which are exercisable or will become exercisable within 60 days and warrants to purchase 2,492,239 shares.


                      Proposal 1:   ELECTION OF DIRECTORS


The Board of Directors is divided into three classes pursuant to the Articles and Bylaws of the Company; directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. The Bylaws of the Company also currently provide that in the event of any vacancy on the Board of Directors occurring during the year, the vacant directorship may be filled by the vote of the remaining directors for the remainder of the unexpired term. There are currently six members of the Board of Directors.

George Kline resigned from the Board of Directors on June 17, 1998. On November 16, 1998 the Board elected Roger Wikner to fulfill the unexpired term of Mr. Kline's Board seat ending in the year 1999, or until his successor is duly elected and qualified. On April 19, 1999 Ralph Rolen advised the Board that he would not seek re-election for his Board seat and resigned from the Board. On May 11, 1999 the Board appointed Stephen Fisher to fulfill the unexpired seat held by Ralph Rolen. On May 6, 1999 Jean Louis Gassee resigned from the Board, citing time commitments related to a public offering of stock of Be, Inc. where he is Chief Executive Officer. Rohan Champion resigned from the Board of Directors on May 17, 1999 due to issues related to a new business for which he is the Chief Executive Officer. Mr. Fisher was then elected to serve out the term of Mr. Champion which expires in the year 2000. On September 15, 1999, we announced the appointment of Timothy R. Duoos (to Mr. Gassee's seat) and Edward
S. Adams (to Mr. Rolen's seat) to our Board of Directors. On November 30, 1999, we announced Darris McCord had accepted an appointment to fill an open seat on our Board for a term to expire in 1999 or until his successor is duly elected or qualified.

At this Annual Meeting the term of two directors will expire. The Board of Directors has nominated Roger Wikner and Darris McCord to three-year terms ending in the year 2002, or until their successors are duly elected and qualified. The Bylaws of the Company require that approximately one third of the directors be elected each year. The Board of Directors also requests the Shareholders to ratify the appointment of Timothy R. Duoos to a Board seat expiring in the year 2000 and Edward S. Adams to a Board seat expiring in the year 2001, or until their successors have been duly elected and qualified.

The proxy holder will vote for the election of the nominees described above, unless authority to vote is withheld. The nominees have agreed that they are willing to serve as directors; however, if anyone is unable to serve, the proxy may be voted for such other person as the proxy holder shall, in his discretion, determine.

The following table sets forth information, as of April 30, 2000, concerning the directors of the Company:

                                                                                                                   Year
                                                                                                                  Became
Name, Age, Positions, Principal Occupations, Directorships                                                       Director
----------------------------------------------------------                                                       --------

                                        Directors whose terms expire in 1999

Darris McCord; age 67; Mr. McCord has owned several companies in the past 30 years. Mr. McCord is                  1999
currently the CEO of Photo Reproduction Materials, Inc., Data Scan Systems, Inc., CDM Service Corp.
of Michigan, and Shacoh Reprographics of Atlanta, all privately owned companies. In 1972, Mr. McCord started Precision Coatings, Inc., a privately owned custom coating company.  In 1982, he introduced the first large document (36"-wide) plain paper copier into North America through KIP America.

Roger Wikner; age 57; In 1968 Mr. Wikner joined the investment firm of Miller & Schroeder. When the                1999
firm sold in 1997, he held positions of Chief Executive Officer, President and principal Shareholder. At
Miller & Schroeder, Mr. Wikner was responsible for developing healthcare, housing and commercial financing programs.


                                        Directors whose terms expire in 2000

Stephen Fisher; age 44; Mr. Fisher is the Senior Strategist for B2BXchange, Inc., a wholly owned                   1999
subsidiary of the Company.  Mr. Fisher has held this position since December 1998. B2BXchange is a systems integrator specializing in Internet hosting, integration and support services. Prior to this and for a period of 23 years, Mr. Fisher was President and Chief Executive Officer of TEAM
Technologies, which was acquired by the Company in 1998.

Timothy R. Duoos; age 43; Mr. Duoos is President and Chief Executive Officer of Lyndale Garden Center,             1999
Inc. in Minneapolis and has held that position since October 31, 1986.  Mr. Duoos also held a part-time position as Chairman of the Board and Chief Executive Officer of Sunbelt Nursery Group,
Inc. ("Sunbelt") based in Fort Worth, Texas, from November 1994 through May 1998, and President from
October 1997 through May 1998.  He served as a part-time consultant to Sunbelt from May 1998 to
December 1998.  Mr. Duoos served as a Director of Pinnacle Financial, Inc., a privately held company from June 1996 through June 1997.


                                        Directors whose terms expire in 2001

Edward S. Adams; age 36; Mr. Adams is Associate Dean for Academic Affairs, Julius E. Davis Chair and               1999
Professor of Law and Co-Director for the Center for Business Law and Entrepreneurial Studies at the
University of Minnesota School of Law. Mr. Adams is also a principal in Jon Adams Financial Company,
LLP, in Wayzata, Minnesota, where he assists e-commerce entities in raising venture capital.

Melvin L. Masters; age 46; Mr. Masters co-founded the Company in February, 1986 and has been Chairman,             1989
Chief Executive Officer and President of the Company since it acquired LaserMaster Corporation in May
1989.  Mr. Masters is also the sole shareholder, director and CEO of TimeMasters, Inc. ("TMI"), a company established for the purpose of property management which has additional investments in the fields of wireless voice and data communications, Internet services and personal motor sports products.

In fiscal 1999 the Board of Directors met in person once and three times telephonically. All directors attended all four meetings and all committee meetings. The Board of Directors has: (i) an Audit Committee composed of Mr. Masters, Mr. Wikner, Mr. Duoos and Mr. Adams; (ii) a Stock Option Committee composed of Mr. Masters and Mr. Wikner; (iii) a Compensation Committee composed of Mr. Masters, Mr. Duoos and Mr. Wikner; (iv) an Indemnification and Litigation Committee composed of Mr. Wikner, Mr. Adams and Mr. Masters. There is no nominating committee. The Audit Committee is responsible for recommending engagement of the Company's independent auditors, reviewing the scope of the audit, evaluating the comments made by the independent auditor with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Company management, and reviewing the internal accounting procedures and controls with the Company's financial and accounting staff. The Indemnification and Litigation Committee is charged with reviewing and determining the right to indemnification of officers and directors who may be defendants in litigation and to provide Company direction regarding the management of certain corporate litigation. The Audit Committee, Stock Option Committee, Indemnification and Litigation Committee, and Compensation Committee each met once in fiscal 1999.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION AND CONFIRMATION OF THE NOMINATED DIRECTORS. THE PROXY HOLDER WILL VOTE IN FAVOR OF SUCH NOMINEES, UNLESS OTHERWISE DIRECTED. AN AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR ELECTION AND CONFIRMATION OF THE NOMINEES AS DIRECTORS.

EXECUTIVE OFFICERS

The following table sets forth information, as of April 30, 2000, regarding the executive officers of the Company:

Name                 Age               Positions
----                 ---               ---------
Melvin L. Masters     46    Chief Executive Officer, President and Chairman of the Board
Robert J. Wenzel      49    Chief Operating Officer
Danny J. Vatland      37    Chief Technical Officer
Timothy N. Thurn      44    Chief Financial Officer, Treasurer

Mr. Wenzel has been Chief Operating Officer of the Company since October 1991 and President of ColorSpan Corporation (formerly LaserMaster Corporation), the Company's principal operating subsidiary, since October 1989. He joined ColorSpan as General Manager of the PC Division in May 1989. In anticipation of the divestiture of the Company's Digital Graphics Business Unit ("DGBU"), Mr. Wenzel resigned his post as President of ColorSpan Corporation on May 8, 2000.

Mr. Vatland assumed the duties of Chief Technology Officer in April 2000. Mr. Vatland has been a Vice President of Research and Development for ColorSpan (formerly LaserMaster Corporation) since 1994. He joined the company in 1989 and moved to the Internet Services Business Unit in July 1999. Mr. Vatland has an Electrical Engineering degree from Michigan Technological University.

Mr. Thurn assumed the duties of CFO in April 2000, has been Treasurer of the Company since June 1989 and of LaserMaster Corporation (now ColorSpan Corporation) since March 1987. Mr. Thurn has experience as both a public and private accountant. Mr. Thurn is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA).

Officers of the Company are elected annually by the Board of Directors. All of the current officers have been re-elected to serve in the same positions for the coming year.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10 percent of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in its Form 10-K any delinquent filing of such reports and any failure to file such reports.

Based upon its review of forms 3, 4, and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all such forms were filed on a timely basis by reporting persons, except as follows: The Forms 3 for Mssrs. Stephen Fisher, Roger Wikner, Tim Duoos and Ed Adams were filed late, but have been filed.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

One of the primary goals in setting compensation policies is to maintain competitive, progressive programs to attract, retain and motivate high caliber executives, and maximize the financial success of the Company by appropriately rewarding such individuals for their achievements. Another goal is to provide an incentive to executives to focus efforts on long-term strategic goals for the Company by closely aligning their financial interests with stockholder interests. To attain these goals the Company's executive compensation program was designed to include base salary, incentive bonuses and long-term incentives in the form of stock options.

Base Salary. Salaries for executives are reviewed by the Compensation Committee on a periodic basis and may be increased (or decreased) at any time based on:
(1) the Compensation Committee's evaluation of the individual's performance; and
(2) the Company's financial condition. Increases in median competitive pay levels are a secondary factor.

Compensation of the Company's Chief Executive Officer is set by the Board of Directors as a whole, with Mr. Masters abstaining. The annual compensation for the Chief Executive Officer was set at $250,000 in 1994. As of the end of the fiscal year, the Board of Directors has not made any adjustments to this salary since 1994. A review of the CEO compensation package is currently underway. On March 12, 1997, Mr. Masters, Mr. Wenzel and Mr. Vatland, along with two other non-officer members of management, voluntarily offered to decrease their salaries to $175,000 until Company performance improved, or as may be agreed upon with the Compensation Committee. No further adjustment was made to their salaries in fiscal 1999.

Annual Incentive. The Company did not establish a cash incentive plan for its officers for fiscal 1999. The Compensation Committee pays bonuses at year end based on an evaluation of performance of the individual during the fiscal year. The Compensation Committee's determination at such times is discretionary and normally is based primarily on overall Company performance and the contribution of each individual to such performance. No specific formula or criteria is established prior to the time such incentive compensation is allocated to the individual. No incentive bonuses were paid for fiscal 1999.

Long Term Incentives. The Company believes that significant incentives should be provided to executive officers to maximize Shareholder value. Even though such officers may hold substantial positions in the Company's common stock, such incentives can be provided by benefit awards that are based on the appreciation of such common stock. The Company currently grants stock options that become exercisable over a period of time. This process is administered by the Stock Option Committee, which is composed of Mr. Masters and Mr. Wikner. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants may vest in equal amounts over five to eight years; generally executives must be employed by the Company at the time of vesting in order to exercise the option.

The Committee determines the number of options to be granted based on the expected value of an individual's contribution, or to reflect historical contributions. During fiscal 1999, Mr. Thurn was granted 120,000 performance options. The options vest based on performance criteria to be set by the Company's CEO.


     The Compensation Committee:
          Melvin Masters
          Roger Wikner
          Tim Duoos


In November 1999, the Board entered into an agreement with Mr. Masters which includes the following: Warrants to purchase 1,000,000 common shares in VirtualFund.com, Inc. ("VFND") at $2.00 per share. These VFND warrants may be converted, at Mr. Masters' option, on a 1:1 basis to B2BXchange, Inc. warrants with a $0.25 exercise price upon the occurrence of certain events. The warrant grant includes certain piggyback registration rights. Mr. Masters has the option to convert the warrants to warrants to purchase common stock of B2BXchange, Inc. upon the occurrence of certain events including, but not limited to, a spinout/public financing and/or divestiture of B2BXchange, Inc.

On November 11, 1999 the Company granted Robert Wenzel 300,000 common shares in VirtualFund.com, Inc. at $2.00 per share. These VFND warrants may be converted, at Mr. Wenzel's option, on a 1:1 basis to B2BXchange, Inc. warrants with a $0.25 exercise price upon the occurrence of certain events. The warrant grant includes certain piggyback registration rights. Mr. Wenzel has the option to convert the warrants to warrants to purchase common stock of B2BXchange, Inc. upon the occurrence of certain events including, but not limited to, a spinout/public financing and/or divestiture of B2BXchange, Inc.

Board Option Committee Report on Repricing Options

During fiscal 1998, previously granted options were canceled and repriced options were granted for certain key employees and officers of the Company. The repriced options have an exercise price of $3.00 per share. The action was in response to the decline in the market price of the Company's stock during the preceding year and the lack of value in the stock options which had effectively eliminated the incentive value of options with higher exercise prices. The decision was based on a number of other factors including significant events that had taken place during the preceding months. These events included a work force reduction taken in April 1996, the concern over losing skilled employees, the loss of incentives, and the subsequent negative impact these events could have had on the Company's operating results and financial condition. In addition, the Company wanted to retain key employees who were critical to the Company's long range success. The Option Committee determined that the repriced options were appropriate long-term incentives for valued employees.

The following table presents information on the repricing of stock options of executive officers employed by the Company during the period the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934.

VirtualFund.com, Inc.  - Executive Officer Option Repricing

====================================================================================================================================
                                                               Market
                                                              Price of                                Length of Original
                                                 Number       Stock at      Exercise       New           Option Term
                                               of Options      time of    Price at Time   Exercise    Remaining at Date
          Name                     Date         Repriced      Repricing    of Repricing    Price         of Repricing
------------------------------------------------------------------------------------------------------------------------------------
 Melvin Masters                     -           None             -             -             -                 -
  Chairman, Chief Executive
  Officer and President
------------------------------------------------------------------------------------------------------------------------------------
 Lawrence J. Lukis (1)              -           None             -             -             -                 -
  Chief Engineer
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Wenzel                 9/26/97      100,000         $ 3.00         $3.625       $ 3.00           6 years 7 months
 Chief Operating Officer         7/17/96      100,000         $3.625         $4.000       $3.625           7 years 9 months
                                  4/5/94       30,000         $2.250         $3.330       $2.250           1 year  7 months
------------------------------------------------------------------------------------------------------------------------------------
Thomas D. Ryan                   9/26/97      120,000         $ 3.00         $3.625       $ 3.00           6 years 10 months
 Executive Vice President        7/17/96      120,000         $3.625         $4.000       $3.625           6 years 8 months
 VirtualFund.com, Inc.
------------------------------------------------------------------------------------------------------------------------------------
James H. Horstmann               9/26/97       90,000         $ 3.00         $3.625       $ 3.00           6 years 10 months
 Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
James E. Retterath (1)           7/17/96      120,000         $3.625         $4.000       $3.625           7 years 9 months
 Secretary
------------------------------------------------------------------------------------------------------------------------------------
W. Scott Parr (1)                 4/5/94       61,113         $2.250         $3.330       $2.250           1 year 7 months
 Director, General Counsel
====================================================================================================================================

(1) No longer employed by the Company, but was an executive officer at the time of repricing.

The Compensation Committee
    Melvin Masters
    Roger Wikner
    Tim Duoos

                             EXECUTIVE COMPENSATION

                 Summary Of Cash And Certain Other Compensation

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus earned in the fiscal year ended June 30, 1999 exceeded $100,000.

====================================================================================================================================
                                Annual compensation                              Long term compensation

                      -----------------------------------------------------------------------------------------

                                                                                  Awards
                                                                      ----------------------------
                                                          Other                                Payouts/   All other
                                                          annual       Restricted              LTIP       compen
Name and principal    Year    Salary ($)    Bonus         compen-      stock       Options/    payouts    -sation
position                                     ($)          sation       award(s)    SARs (#)    ($)        ($)
                                                           ($)         ($)
------------------------------------------------------------------------------------------------------------------------------------
Melvin Masters        1999    $175,000        -             -              -         -            -       $9,494/1/
Chief Executive       1998     175,000        -             -              -         -            -        8,904/1/
 Officer              1997     208,333        -             -              -         -            -        7,536/1/
------------------------------------------------------------------------------------------------------------------------------------
Robert Wenzel         1999    $175,000        -             -              -         -            -         -
Chief Operating       1998     175,000        -             -              -         -            -         -
 Officer              1997     208,333        -             -              -         -            -         -
------------------------------------------------------------------------------------------------------------------------------------
Danny J. Vatland      1999    $175,000        -             -              -         -            -         -
Chief Technical       1998     175,000        -             -              -         -            -         -
 Officer              1997     202,962        -             -              -      240,000         -         -
------------------------------------------------------------------------------------------------------------------------------------
Stephen Fisher        1999    $150,000    $155,750          -              -      120,000         -          -
Senior Strategist     1998        #           -             -              -         -            -          -
B2BXchange, Inc.      1997        #           -             -              -         -            -          -
------------------------------------------------------------------------------------------------------------------------------------
Timothy N. Thurn      1999    $100,000        -             -              -      120,000         -          -
Chief Financial       1998     100,000        -             -              -         -            -          -
  Officer             1997     100,000        -             -              -       50,000         -          -

===================================================================================================================================

# Became executive officer during fiscal 1999. Fiscal 1999 figures include compensation earned at K&R Technical Services, Inc. prior to its acquisition by B2BXchange, Inc.
/1/Premiums for life insurance where the Company is not the beneficiary.


Stock Options

We maintain a Stock Option Plan pursuant to which executive officers, other employees and certain non-employees providing services to the Company may receive options to purchase our common stock.


The following table summarizes grants of stock options during fiscal 1999 to the Chief Executive Officer and the Executive Officers named in the Summary Compensation Table:

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                   Value at Assumed Annual Rates
Individual Grants                                                                  of Stock Price Appreciation for
                                                                                            Option Term
--------------------------------------------------------------------------------------------------------------------
                                  % of Total
                    Options/       Options/         Exercise or
                      SARs        Granted           Base Price    Expiration
Name                Granted      to Employees       ($/Share)       Date           5% ($)      10% ($)
                      (#)        in Fiscal Year
--------------------------------------------------------------------------------------------------------------------
Stephen Fisher     240,000/1,2/  13.8%             $1.59          June 2009        $239,988    $608,156
Timothy N. Thurn   120,000/1/     6.9%             $1.56          June 2009        $117,919    $298,819
--------------------------------------------------------------------------------------------------------------------

/1/120,000 options vest nine years from date of issuance with accelerated vesting contingent upon meeting performance goals as established by the Chief Executive Officer.

/2/120,000 options vest ratably over eight years.


The following table summarizes exercises of stock options during fiscal 1999 by the Executive Officers named in the Summary Compensation Table.


AGGREGATE OPTION/SAR EXERCISES IN 1999 FISCAL YEAR AND FY-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                       Number of
                                                                      unexercised             Value of unexercised in-
                                                                    options/SARs at FY-       the-money options/SARs
                       Shares acquired on      Value realized       end (#) exercisable/      at FY-end ($) exercisable/
Name                      exercise (#)              ($)                 Unexercisable             unexercisable (1)
-----------------------------------------------------------------------------------------------------------------------------

Melvin L. Masters             -0-                   -0-                    -0-                          -0-
-----------------------------------------------------------------------------------------------------------------------------

Robert J. Wenzel              -0-                   -0-              77,500 / 187,500             $3,488 /  -0-
-----------------------------------------------------------------------------------------------------------------------------

Danny J. Vatland              -0-                   -0-             131,650 / 192,500                -0- /  -0-

-----------------------------------------------------------------------------------------------------------------------------

Stephen Fisher                -0-                   -0-                 -0- / 240,000                -0- /  -0-
-----------------------------------------------------------------------------------------------------------------------------

Timothy N. Thurn              -0-                   -0-              18,900 / 151,250                -0- /  -0-
=============================================================================================================================

(1) Represents the difference between the closing price of the Company's common stock on June 30, 1999 and the exercise price of the options.

Long-Term Incentive Plan Awards

Other than the Stock Option Plan reported on above, the Company does not maintain any long-term incentive plans.

Director Compensation

For fiscal year 1999, there was no plan for compensation to non-employee directors. All directors were reimbursed for their expenses incurred in attending meetings. Roger Wikner, Jean-Louis Gassee and Rohan Champion also acted as consultants to the Company. Consulting fees of $33,000 were incurred for services provided by Mr. Wikner during fiscal 1999. Consulting fees of $10,000 were incurred for services provided by Mr. Gassee during fiscal 1999. Consulting fees of $41,670 were incurred for services provided by Mr. Champion during fiscal 1999. The consulting fees paid to Mr. Wikner, Mr. Gassee and Mr. Champion were determined and set based on anticipated consulting services and the market cost therefor. We believe that the consulting fees paid to Mr. Wikner, Mr. Gassee and Mr.

Champion represent the approximate market value for the consulting services performed and that which might be obtained from similar arrangements with non-affiliates.

Employment Agreements

At June 30, 1999, we had employment agreements with Messrs. Masters, Wenzel, Vatland, Thurn, Fisher and several other members of management. The agreements for Messrs. Masters, Wenzel, Vatland, Thurn and Fisher and certain members of management renew automatically on an annual basis unless terminated by either party by written notice prior to the renewal date. The agreements provide for continuation payments equal to 36 months pay for Mr. Masters and one other non-officer. The agreement for Mr. Fisher and for two other members of management provide for continuation payments equal to 60 months pay upon termination of employment. Agreements are also in place for 12 months pay for Mr. Wenzel, Mr. Vatland, Mr. Thurn and certain other members of management upon termination of employment in certain circumstances, including change of control. As of June 30, 1999 minimum salary levels of $250,000 were set for each of Messrs. Masters, Wenzel, and Vatland. By agreement, these individuals reduced their compensation to $175,000 in March 1997, and the compensation has not been adjusted to the levels previously set. The Company is engaged in ongoing negotiations with Mr. Masters regarding amendment or replacement of his employment agreement.

Compensation Committee Interlocks and Insider Participation

The Chief Executive Officer of the Company, Melvin L. Masters, is a member of the Compensation Committee. Mr. Masters' compensation is set by the Board of Directors as a whole with Mr. Masters abstaining.

Certain Relationships and Related Transactions

As of June 30, 1999 or during the year then ended, the Company had the following arrangements with certain of its directors, executive officers or five percent
Shareholders:

     (1) We lease space we currently occupy in Shady View I & II, from Grandchildren's Realty Alternative Management Partnership I (GRAMPI), a Minnesota limited partnership. The general partner of GRAMPI is TimeMasters, Inc., a Minnesota corporation that is wholly owned by Melvin L. Masters. One of the limited partners of GRAMPI is the Masters Trust I, of which Ralph Rolen, a former director of the Company, was Trustee at the time of the negotiations and of which the minor children of Mr. Masters are the beneficiaries. We retained the services of an outside law firm as well as an independent commercial real estate brokerage firm in negotiating the lease. We lease 174,647 square feet of space under this agreement which had an initial term of fifteen years and a monthly base rate as of September 30, 1999, of $107,699. The base rate escalates periodically over the term of the lease. We are also required to pay our pro-rata share of property taxes, utilities and essentially all other operating expenses. There is no renewal option. Rent expense including real estate taxes and common area maintenance under this lease was $1,682,000 in fiscal 1999.

     (2) Under a Use Indemnification Agreement and certain related Board of Directors' actions, we have the right to hold business and business-related occasions at facilities owned by Masters Trust I and/or Melvin L. Masters and/or Jessicca Lee Tran-Masters and/or TimeMasters, Inc and/or GRAMPI. In addition, we occasionally use an airplane owned by a Company owned and controlled by Mr. Masters, for business-related travel. We indemnify the owners against loss or damage, reimburse out-of-pocket expenses and pay a usage charge based on what management believes are market rates. We purchase services and hardware from TimeMasters for the wireless voice system used on the Eden Prairie facilities. We also use the services of a travel agency that is controlled by Mr. Masters. The travel agency relationship terminated in fiscal 2000. In the fiscal year ended June 30, 1999 charges for these items totaled $357,968 of which approximately $200,000 of the total was for the purchase of commerical airline tickets issued through the travel agency.

     (3) We have occasionally prepaid the rent and lease expense to GRAMPI for the Shady View I and II properties. When rent is prepaid there is an adjustment of the amount paid for rent at the next regular payment date to reflect the prepayment. In addition, interest is charged during the interim period.

     (4) In June 1998, we loaned $250,000 to GRAMPI. The note was personally guaranteed by Mr. Masters, was secured by certain shares of the Company's common stock owned by GRAMPI, and bore interest at the Prime Rate plus 2.0%. In September 1999, the principal balance of the note, which was originally due February 25, 1999, was combined with additional borrowing during fiscal 1999 by Mr. Masters into a new $500,000 non interest bearing note from Mr. Masters that is due September 1, 2000. During fiscal 1999, Mr. Masters and TMI borrowed an additional $375,472. This additional borrowing was combined in September 1999 with $97,505 that was owed to the Company by TMI at June 30, 1998 into a second note from Mr. Masters of $472,977 that is payable September 1, 2000 and bears interest at 9.75%. Total principal and accrued interest due from Mr. Masters at June 30, 1999 is $1,048,767. In August 1999 Mr. Masters borrowed an additional $200,000 that is payable September 1, 2000 and bears interest at 9.75%. All three notes are secured by a Deed of Trust encumbering certain real property located in the state of Montana.

     (5) We acquired a note receivable from TEAM Property Management when we purchased K&R Technical Services, Inc. The note, which bears interest at 9% and is due September 1, 2000, had an outstanding balance of $329,982 at June 30, 1999. One partner of TEAM Property Management is Stephen Fisher.

     (6) We lease space that we currently occupy in Cedar Falls Iowa from TEAM Property Management Company, a company that is controlled by Stephen Fisher and two other VirtualFund.com shareholders, who were previously principals in TEAM Technologies.

     (7) We assumed a note receivable of $114,849 from Stephen Fisher when we purchased K&R Technical Services, Inc. The note is due June 18, 2001 and bears interest at 9%.

     Each of the foregoing transactions was approved by a disinterested majority of our Board of Directors, by shareholders, or by both. We believe that each such transaction is on terms at least as favorable to us as could have been obtained from an unaffiliated entity.

     (8) We purchase certain inventory from Sihl-Zurich Paper Mill on Sihl AG, a greater than 5% shareholder of the Company. Total purchases in fiscal 1999 from Sihl were $2,327,631.


Performance Graph

The following table compares the cumulative total return on the common stock of the Company for the last five years with the Nasdaq Composite Index and with an index of computer corporations listed on Nasdaq, in each case assuming an investment of $100 on June 30, 1993 and the reinvestment of all dividends:

[GRAPH APPEARS HERE]

VIRTUAL FUND.COM.INC., NASDAQ U.S. COMPOSITE INDEX. NASDAQ COMPUTER INDEX
                         Assumes $100 Invested 6/30/94

                         6/30/94   12/30/94  6/30/95   12/29/95  6/30/96   12/31/96  6/30/97   12/31/97  6/30/98   12/31/98  6/30/99
Nasdaq Computer Index    100       140       179       219       254       294       319       355       518       770       965
Nasdaq US Composite
Index                    100       107       133       151       171       186       208       228       274       322       395
VFND Stock Price         100        95        71        76        62        76        27        61        62        28        21

                                    AUDITORS

Deloitte & Touche, LLP audited the books and accounts of the Company for the years ended June 30, 1996, 1997, 1998 and 1999.


                         SHAREHOLDER PROPOSALS FOR THE
                      2000 ANNUAL MEETING OF SHAREHOLDERS

Any Shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company at the Company's principal executive offices, 7144 Shady Oak Road, Eden Prairie, Minnesota 55344, in such manner so that such notice is received by the Company on or before August 15, 2000. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.


                                OTHER MATTERS

The Board of Directors of the Company knows of no other matters which may come before the Annual Meeting.

                       BY ORDER OF THE BOARD OF DIRECTORS

                       /s/ Melvin Masters
                       Melvin Masters
June 1, 2000           Chief Executive Officer

                ENCLOSED IS YOUR PROXY.  YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly delivering your proxy.

The Board of Directors has submitted one name to be elected as a director of the Company. The Board of Directors recommends a vote in favor (FOR) the nominee listed.

The telephone and internet voting procedures are designed to authenticate Shareholders' identities and to allow Shareholders to vote their shares and confirm that their instructions have been properly recorded. The Company has been advised that the procedures that have been put in place are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the Shareholder.

By executing and returning the proxy you are agreeing to appoint Melvin Masters and Timothy Thurn, and each of them, in their lawful capacities as proxies, with full power of substitution in each, to represent you and vote the shares of common stock of VirtualFund.com, Inc. which you may be entitled to vote at the Annual Meeting of Shareholders of the Company held on June 27, 2000 at 4:00 p.m. at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, MN 55439, and at any adjournment thereof, on all matters coming before the meeting.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. UNLESS A CONTRARY DIRECTION IS INDICATED, YOUR PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1.

You may deliver this proxy by signing and returning the enclosed proxy card in the enclosed envelope or by telephone or through the Internet. DO NOT RETURN THE PROXY FORM IF YOU VOTE BY TELEPHONE OR THROUGH THE INTERNET.

The following describes the matters for which you are requested to vote.

     Proposal 1:  ELECTION OF/CONFIRMATION OF DIRECTORS

     01 Director:    Roger Wikner      (to be elected)
     02 Director:    Darris McCord     (to be elected)
     03 Director:    Timothy R. Duoos  (confirmation of appointment)
     04 Director:    Edward S. Adams   (confirmation of appointment)


Please sign the proxy exactly as your name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please give full corporate name and please have a duly authorized officer sign stating title. If signer is a partnership, please sign the partnership name by an authorized person.

You will only need to return the attached proxy form, you do not need to return this page of instructions with your proxy.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

 .    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
 .    You will be prompted to enter your 3-digit Company Number and your 7-digit
     Control Number which is located above.
 .    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - www.eproxy.com/vfnd/ - QUICK *** EASY *** IMMEDIATE


 .    Use the Internet to vote your proxy 24 hours a day, 7 days a week.
 .    You will be prompted to enter your 3-digit Company Number and your 7-digit
     Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to VirtualFund.com, Inc., c/o Shareowner Services/sm/, P.O. Box 64873, St. Paul, MN 55164-0873.


     If you vote by Phone or Internet, Please do not mail your Proxy Card.

                               Please detach here

____________________________________________________________________________________________________________________________________

                                       The Board of Directors Recommends a Vote FOR item 1.
1. Election of/confirmation of directors:  01 Director      03 Director       [_]    Vote FOR       [_]   Vote WITHHELD
                                           02 Director      04 Director              all nominees         from all nominees

(Instructions: To withhold authority to vote for/confirm the appointment
of any indicated nominee, write the number(s) of the nominee(s) in the             ____________________________________________
box provided to the right)                                                         ____________________________________________


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED FOR EACH PROPOSAL
              ---

Address Change? Mark Box  [_]                                   Date___________________
Indicate changes below:

                                                                           ______________________________________________
                                                                           ______________________________________________

                                                                             Signature(s) in Box
                                                                             Please sign exactly as your name(s) appear on Proxy.
                                                                             If held in joint tenancy, all persons must sign.
                                                                             Trustees, administrtors, etc. should include title and
                                                                             authority.  Corporations should provide full name or
                                                                             corporation and title of authorized officer signing
                                                                             the proxy.
____________________________________________________________________________________________________________________________________

                             VIRTUALFUND.COM, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                             Tuesday, June 27, 2000
                                   4:00 p.m.

                              Radisson Hotel South
                           7800 Normandale Boulevard
                             Bloomington, MN  55439





[LOGO] VirtualFund.com,   VirtualFund.com, Inc.
                          7090 Shady Oak Road, Eden Prairie, MN 55344     proxy
________________________________________________________________________________

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 27, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint Melvin Masters and Timothy N. Thurn, and both of them, with full power of substitution, to vote your shares on the matters shown on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                      See reverse for voting instructions